                                                                    EXHIBIT 10.9

                                                               February 18, 1999

CITYSCAPE CORP.
Eight Skyline Drive
Hawthorne, New York  10532

Subject: Temporary Rental of approximately 30,910 square feet at Eight Skyline
         Drive, Hawthorne, New York

Dear Gentlemen:

This is to confirm that we as "Owner" have agreed to lease to you, and you as "Tenant" have agreed to hire from us, on a temporary basis, approximately 30, 910 square feet at Eight Skyline Drive, Hawthorne, New York as per the plan attached hereto and made a part hereof ("Initial Premises") for a term commencing February 1, 1999 and ending February 21, 1999. Owner has agreed to lease to Tenant, on a temporary basis, a portion of the Initial Premises consisting of approximately 5, 710 square feet ("Remaining Premises") for a term commencing February 22, 1999 and ending June 30, 1999. The Initial Premises shall be tendered to Tenant in their present "as is" condition. Owner shall perform no service and do no work other than that which is specifically set forth herein, and Tenant shall not make any alterations or additions without the prior written permission of Owner. Tenant shall occupy the Initial Premises, including the Remaining Premises for general office use only. Tenant shall vacate the portion of the Initial Premises not included within the Remaining Premises ("Surrendered Premises") on or before February 21, 1999 in reasonable condition and repair, broom clean, and, on or before February 28, 1999, remove Tenant's furniture, fixtures and rolling file system from the Surrendered Premises. In any event, Owner shall have access to the Surrendered Premises after February 21, 19999 to prepare the Surrendered Premises for occupancy by the succeeding tenant, provided that Owner shall not damage Tenant's furniture, fixtures and rolling file system. If Tenant fails to remove its furniture, fixtures and rolling file system from the Surrendered Premises by February 28, 1999, Owner shall have the right to remove such furniture, fixtures and file system and store same at Tenant's sole cost and expense. Tenant shall vacate the Remaining Premises on or before June 30, 1999 in reasonable condition and repair, broom clean, and shall remove Tenant's satellite dish and related equipment and repair any damage to the building resulting from such removal. Owner, at its sole cost and expense, shall relocate Tenant from the Surrendered Premises to the Remaining Premises, in accordance with the attached schedule, including furniture, files, telephone system, Davox system, satellite computer equipment, (2) T-1 lines, and telecom/computer room. In addition, prior to February 20, 1999, Owner, at its sole cost and expense, shall install electric outlets and supplemental air-conditioning in the Remaining Premises to service Tenant's telecommunications/data requirements, as shown on the attached plan.*

Tenant hereby agrees to pay to Owner as rent hereunder the sum of $102,780.00 per annum, payable in equal monthly installments at the rate of $8,565.00 per month. Simultaneously with the execution of this Agreement, Tenant shall pay to Owner one month's rent in advance and $63,921.14 as security. Upon the expiration of this Agreement, the security shall be promptly refunded to Tenant, minus such amounts as may be incurred to return the premises to a reasonable condition and repair, broom clean, or to cure defaults incurred subject to the terms herein.

The rental includes all utilities, real estate taxes, grounds and structural maintenance (except window glass) and water for ordinary sanitary and janitorial purposes. Tenant agrees to maintain the interior of the premises in good repair, and to contract for cleaning services and rubbish removal. Owner shall maintain the heating, ventilation and air conditioning units servicing the Temporary Premises. Tenant shall be liable for any damage to the premises or the mechanical systems caused by Tenant or Tenant's agents, normal wear and tear excepted. If Tenant fails reasonably to cure a default, Owner may do so for Tenant and charge Tenant the reasonable cost thereof. Tenant shall not engage in any activity which would prevent nearby tenants from having the quiet enjoyment of their premises. Tenant shall comply with any rules or regulations promulgated by Owner for the common areas, grounds, access roads and the building of which the Initial Premises are a part.

Tenant shall have the use of not more than 34 parking spaces within a reasonable and feasible distance of the Remaining Premises. Tenant shall not park vehicles overnight nor use the loading docks for any purpose other than loading and unloading.

Tenant agrees to occupy the Initial Premises and the Remaining Premises at Tenant's sole risk, and will provide and keep in force during the term of this Agreement comprehensive general public liability insurance against claims arising out of the operation of the Initial Premises and the Remaining Premises, as the case may be, in limits of not less than $2,000,000 combined bodily injury and property damage, on an occurrence basis and shall submit to Owner evidence of having covered such insurance prior to occupancy. Tenant shall hold Owner harmless from any claims or injury caused as a result of Tenant's occupancy. Tenant shall comply with the regulations of the Fire Department, the insurance rating organization, and other authorities having jurisdiction. Tenant shall promptly discharge or bond any mechanic's liens which are filed against either party or the building as a result of any contracts or activities of Tenant. Tenant shall not store any materials or engage in any practices which would have the effect of increasing the insurance rates on the building or its contents above what they would be if Tenant were not in occupancy of the Initial Premises or the Remaining Premises, as the case may be. Tenant shall not store any materials or rubbish outside the Initial Premises or the Remaining Premises.

Owner and Tenant mutually waive trial by jury in any action, proceeding brought by either of the parties hereto against the other (except for personal injury or property damage). It is further mutually agreed that in the event Owner commences any summary proceeding for possession of the Initial Premises or the Remaining Premises, Tenant will not interpose any counterclaim of whatever nature.

During the term, Tenant will permit Owner reasonable access to the Initial Premises and the Remaining Premises for the purposes of maintaining the building, to perform construction work in the Initial Premises and the Remaining Premises for Tenant's benefit or for the benefit of neighboring tenants and future tenants, at times of emergency, for the showing of the initial Premises and Remaining Premises to prospective tenants, and for other reasonable purposes. Owner shall be given a key to the Initial Premises and Remaining Premises, and in the event Tenant does not respond to reasonable notice, Owner may use the key to enter the Initial Premises or the Remaining Premises, as the case may be. Such entry into the Initial Premises and the Remaining Premises for any of the aforementioned purposes shall not constitute an eviction, constructive or otherwise, or entitle Tenant to any abatement of rent. Tenant shall cooperate with Owner during the performance of any construction work in the Initial Premises and the Remaining Premises by removing all wall hangings or relocating any personnel, furniture or equipment, as necessary.

Tenant acknowledges that possession of the Surrendered Premises must be surrendered on February 21, 1999, time being of the essence. The parties agree that the damage to Owner resulting from failure by Tenant to surrender possession of the Surrendered Premises on a timely basis will be extremely substantial, will exceed the amount of rent payable hereunder and will be impossible of accurate measurement. Tenant shall pay Owner, as liquidated damages for each month and for any portion of a month during which Tenant holds over in the Surrendered Premises after February 21, 1999, a sum equal to $51,516.67 per month. Nothing contained herein shall be deemed to authorize Tenant to remain in occupancy of the Surrendered Premises after February 21, 1999. If Tenant has vacated the Surrendered Premises but Tenant has failed to remove all of its fixtures, furniture and equipment ("F, F & E") from the Surrendered Premises, then, instead of charging Tenant a holdover rental as set forth above, Owner shall remove such F, F & E from the Surrendered Premises and store such F, F & E all at Tenant's sole cost and expense.

Tenant acknowledges that possession of the Remaining Premises must be surrendered at the expiration or sooner termination of the term, time being of the essence. The parties agree that the damage to Owner resulting from failure by Tenant to surrender possession of the Remaining Premises on a timely basis will be extremely substantial, will exceed the amount of rent payable hereunder and will be impossible of accurate measurement. Tenant shall pay Owner, as liquidated damages for each month and for any portion of a month during which Tenant holds over in the Remaining Premises after expiration or sooner termination of the term of this Agreement, a sum equal to $17,130.00 per month. Nothing contained herein shall be deemed to authorize Tenant to remain in occupancy of the Remaining Premises after the expiration or sooner termination of the term. If Tenant has vacated the Remaining Premises but Tenant has failed to remove all of its F, F & E from the Remaining Premises, then, instead of charging Tenant a holdover rental as set forth above, Owner may remove such F, F & E from the Remaining Premises and store such F, F & E all at Tenant's sole cost and expense.

Tenant may terminate this Agreement at any time upon not less than 15 days prior notice to Owner. In such event, Tenant shall vacate the Initial Premises, including the Remaining Premises, in accordance with the first paragraph of this Agreement and Tenant's obligation to pay rent shall cease upon the effective date of such termination.*

Tenant, at Tenant's sole cost and expense, shall provide, keep and maintain fire extinguishers and any other nonstructural fire safety equipment required by laws and requirements of public authorities. At the expiration or earlier termination of the term of this Temporary Lease, Tenant may remove from the Initial Premises any fire extinguishers provided by Tenant.

Tenant and Tenant's invitees shall observe and comply with the Rules and Regulations attached hereto, and such additional Rules and Regulations as Owner or Owner's agents may from time to time adopt. Notice of additional Rules and Regulations shall be given to Tenant. Owner shall have no duty or obligation to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, against any other tenant of the Building or in the Park, if applicable, and Owner shall not be liable to Tenant for violation of the same by any other tenant or its invitees. In the event of a conflict between the Rules and Regulations and the provisions of this Agreement, the provisions of this Agreement shall prevail.

This Agreement is subject and subordinate to all present and future mortgages or other encumbrances affecting the Initial Premises or the property of which the Initial Premises are a part. This provision is self-operative and no further instrument shall be required to effect such subordination.

Tenant shall look solely to the interest of the Owner in the building for the satisfaction of Tenant's remedies, and no other property or assets of the Owner shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies.

The Tenant represents that it has dealt with no broker in connection with this Temporary Lease Agreement.

This Agreement shall not bind the Owner unless and until it has been executed by the Owner and delivered to the Tenant or Tenant's attorney.

This Agreement is subject to the approval of the United States Bankruptcy Court having jurisdiction over Tenant.

If the foregoing meets with your approval, please sign all three copies of this letter and return them to us together with the first month's rent and the security stipulated herein. Upon being countersigned, we will return one copy to you for your files.

                                           MACK-CALI MID-WEST REALTY
                                           ASSOCIATES L.L.C.
                                           By:  Mack-Cali Realty L.P.,
                                                    Member

                                                By:  Mack-Cali Realty
                                                     Corporation, General
                                                     Partner

                                                By: /s/ Michael A. Grossman
                                                    ---------------------------
                                                    Vice President
Agreed and consented to
CITYSCAPE CORP.
By:/s/ Peter S. Kucma
   --------------------------
     Authorized Signature

Owner shall make all efforts to ensure that Tenant's operation is not disrupted due to Owner's relocation from the surrendered premises to the Remaining Premises. In the event of such disruption, Owner shall make all efforts to remediate such interruptions as expeditiously as possible. In the event that Owner delays the relocation from the surrendered premises to the remaining premises, the February 28, 1999 vacate date shall be extended a day for a day.